Exhibit (g)(3)

QUAKER INVESTMENT TRUST
SECOND AMENDMENT TO THE
CUSTODY AGREEMENT

THIS SECOND AMENDMENT dated as of the 1st day of March, 2016, to the Custody Agreement, dated as of January 9, 2013, as amended March 20, 2014 (the "Agreement"), is entered into by and between QUAKER INVESTMENT TRUST, a Massachusetts trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and USBFS desire to amend the fees and the term of the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Exhibit C shall be superseded and replaced with Amended Exhibit C attached hereto.

Article XIII, Section 13.01 Effective Period; is hereby superseded and replaced with the following:

13.01   Effective Period.  This Agreement shall become effective as of January 1, 2016 and will continue in effect for a period of three years.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

QUAKER INVESTMENT TRUST	U.S. BANK NATIONAL ASSOCIATION

By: /s/Justin Brundage	By: /s/Michael R. McVoy

Name: Justin Brundage	Name: Michael R. McVoy

Title: Secretary	Title: Senior Vice President

Amended Exhibit C to the Custody Agreement – Quaker Investment Trust

CUSTODY SERVICES FEE SCHEDULE at January, 2016

Annual Fee Based Upon Market Value Per Fund*
__ basis point on average daily market value of all long securities and cash held in the portfolio.
Minimum annual fee per fund - $__ (applies only to funds without foreign assets)
Plus portfolio transaction fees
Fee Reduction: 10% of the minimum annual fee for the first six months of 2016

Portfolio Transaction Fees

▪ $__ /book entry DTC transaction/Federal Reserve transaction/principal paydown
▪ $__ /U.S. Bank repo agreement transaction, reverse repurchase agreement, time deposit/CD or other non-depository transaction
▪ $__ /option/future contract written, exercised or expired
▪ $__ /mutual fund trade/Fed wire/margin variation Fed wire
▪ $__ /physical transaction
▪ $__ /segregated account per year
A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Additional Services

▪ A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
▪ No charge for the initial conversion free receipt.
▪ Overdrafts – charged to the account at prime interest rate plus 2 unless a line of credit is in place.
▪ Additional fees apply for global servicing.
▪ Sub Advised Funds - $__ per custody account per year

Chief Compliance Officer Support Fee (Fund Complex)*

▪ $__ /year

Out-Of-Pocket Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges and extraordinary expenses based upon complexity.

*Subject to annual CPI increase - All Urban Consumers - U.S. City Average
Fees are calculated pro rata and billed monthly.

Amended Exhibit C (continued) to the Custody Agreement – Quaker Investment Trust

Additional Global Sub-Custodial Services Annual Fee Scheduleat January, 2016
Country	Instrument	Safekeeping (BPS)	Transaction Fee	Country	Instrument	Safekeeping (BPS)	Transaction Fee
Argentina	All	__	$__	Lithuania	All	__	$__
Australia	All	__	$__	Luxembourg	All	__	$__
Austria	All	__	$__	Malaysia	All	__	$__
Bahrain	All	__	$__	Mali*	All	__	$__
Bangladesh	All	__	$__	Malta	All	__	$__
Belgium	All	__	$__	Mauritius	All	__	$__
Benin*	All	__	$__	Mexico	All	__	$__
Bermuda	All	__	$__	Morocco	All	__	$__
Botswana	All	__	$__	Namibia	All	__	$__
Brazil	All	__	$__	Netherlands	All	__	$__
Bulgaria	All	__	$__	New Zealand	All	__	$__
Burkina Faso*	All	__	$__	Niger*	All	__	$__
Canada	All	__	$__	Nigeria	All	__	$__
Cayman Islands*	All	__	$__	Norway	All	__	$__
Channel Islands*	All	__	$__	Oman	All	__	$__
Chile	All	__	$__	Pakistan	All	__	$__
China“A” Shares	All	__	$__	Palestinian Autonomous Area*	All	__	$__
China“B” Shares	All	__	$__	Peru	All	__	$__
Columbia	All	__	$__	Philippines	All	__	$__
Costa Rica	All	__	$__	Poland	All	__	$__
Croatia	All	__	$__	Portugal	All	__	$__
Cyprus*	All	__	$__	Qatar	All	__	$__
Czech Republic	All	__	$__	Romania	All	__	$__
Denmark	All	__	$__	Russia	Equities	__	$__
Ecuador	All	__	$__	Russia	MINFINs	__	$__
Egypt	All	__	$__	Senegal*	All	__	$__
Estonia	All	__	$__	Serbia*	All	__	$__
Euromarkets**	All	__	$__	Singapore	All	__	$__
Finland	All	__	$__	Slovak Republic	All	__	$__
France	All	__	$__	Slovenia	All	__	$__
Germany	All	__	$__	South Africa	All	__	$__
Ghana	All	__	$__	South Korea	All	__	$__
Greece	All	__	$__	Spain	All	__	$__
Guinea Bissau*	All	__	$__	Sri Lanka	All	__	$__
Hong Kong	All	__	$__	Swaziland	All	__	$__
Hungary	All	__	$__	Sweden	All	__	$__
Iceland	All	__	$__	Switzerland	All	__	$__
India	All	__	$__	Taiwan	All	__	$__
Indonesia	All	__	$__	Thailand	All	__	$__
Ireland	All	__	$__	Togo*	All	__	$__
Israel	All	__	$__	Trinidad & Tobago*	All	__	$__
Italy	All	__	$__	Tunisia	All	__	$__
Ivory Coast	All	__	$__	Turkey	All	__	$__
Jamaica*	All	__	$__	UAE	All	__	$__
Japan	All	__	$__	United Kingdom	All	__	$__
Jordan	All	__	$__	Ukraine	All	__	$__
Kazakhstan	All	__	$__	Uruguay	All	__	$__
Kenya	All	__	$__	Venezuela	All	__	$__
Latvia	Equities	__	$__	Vietnam*	All	__	$__
Latvia	Bonds	__	$__	Zambia	All	__	$__
Lebanon	All	__	$__
* Additional customer documentation and indemnification will be required prior to establishing accounts in these markets.
** Tiered by market value:<$___: 1bp, >$___and <$___: .75 bps; >$___: .50 bps.
** Euromarkets – Non-Eurobonds:Surcharges vary by local market

*Safekeeping and transaction fees are assessed on security and currency transactions.

Amended Exhibit C (continued) to the Custody Agreement – Quaker Investment Trust

Annual Base Fee - $___ per Fund will apply.
▪
Euroclear – Eurobonds only.  Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge.  In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.

▪	For all other markets specified above, surcharges may apply if a security is held outside of the local market.

Cash Transactions:

Tax Reclamation Services: Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $___ per claim.

Out of Pocket Expenses
▪
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.

▪
A surcharge may be added to certain out-of-pocket expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses.  Also, certain expenses are charged at a predetermined flat rate.

▪	SWIFT reporting and message fees.